UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2018

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation)	(SEC File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01

The information in Item 2.03 regarding the Subscription Agreements (as defined below) is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 28, 2018, CytoDyn Inc. (the “Company”) issued $1.5 million in aggregate principal amount of unsecured convertible promissory notes (the “Notes”) and related warrants (the “Warrants”) to purchase common stock of the Company (the “Common Stock”) in a private placement to various accredited investors, pursuant to subscription agreements entered into with each (collectively, the “Subscription Agreements”), in exchange for cash in an equal amount. The proceeds are anticipated to be used for general working capital and to fund clinical trials.

The Notes are the general unsecured obligations of the Company and rank pari passu with all other creditors of the Company. The principal amount of the Notes, including any accrued but unpaid interest thereon, is convertible at the election of the holders into shares of Common Stock at any time prior to maturity at an initial conversion price of $0.50 per share. The Notes bear simple interest at an annual rate of 10.0% and mature on September 28, 2019. The Notes include events of default for nonpayment of principal or interest when due, upon which the payment of principal and interest may be accelerated. Prepayment by the Company is permitted without penalty upon 10 days prior written notice to investors.

The Subscription Agreements contain certain “piggyback” registration rights relating to resales of shares of Common Stock underlying the Notes and the Warrants.

Conversion rights under the Notes and the terms of the related Warrants are described under Item 3.02, which information is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

Convertible Notes Issuance

On December 28, 2018, the Company sold $1.5 million in aggregate principal amount of Notes and related Warrants to various accredited investors. The principal amount of the Notes plus unpaid accrued interest is convertible at the election of the holders into shares of Common Stock at any time prior to maturity at an initial conversion price of $0.50 per share, with an aggregate of 3,000,000 shares of the Company’s Common Stock underlying the Notes issued on December 28, 2018. Additional terms of the Notes and the offering thereof are described under Item 2.03 above, which information is incorporated herein by reference.

As part of the investment in the Notes, the Company also issued Warrants exercisable for 50% of the shares into which the Notes are convertible, with Warrants for an aggregate of 1,500,000 shares of Common Stock issued on December 28, 2018. The Warrants are exercisable at a price of $0.30 per share. The Warrants are currently exercisable in full and will expire five years from the date of issuance.

As a result of the issuance of the Notes, pursuant to the terms of the Placement Agent Agreement, dated July 26, 2018, entered into in connection with a recently completed private securities offering, the placement agent in that offering earned a “tail fee” comprising warrants exercisable for 300,000 shares of Common Stock (the “Placement Agent Warrants”) and a cash fee of $180,000. The Placement Agent Warrants are exercisable at a price of $0.50 per share and will expire five years from the date of issuance. The Placement Agent Warrants provide for cashless exercise.

Each of the Notes investors has represented to the Company that it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on the exemption from registration afforded by Section 4(a)(2) of the Securities Act in connection with the issuance of the Notes, the Warrants and the Placement Agent Warrants.

The descriptions contained herein of the Notes, the Warrants, the Subscription Agreement, the Placement Agent Warrants and the offering thereof is qualified in its entirety by reference to the full text of the Notes, the Warrants the Subscription Agreements and the Placement Agent Warrants, the forms of each of which are attached as Exhibits 4.1, 4.2, 4.3 and 10.1 and are incorporated herein by reference.

Conversion of Prior Notes

On December 27, 2018, the Company received a redemption notice from the holder of the Company’s convertible note issued on June 26, 2018 requesting the redemption of $100,000 of the outstanding balance thereof. In satisfaction of the redemption notice, the Company issued 255,532 shares of Common Stock to the note holder in accordance with the terms of the convertible note. Following the redemption, the outstanding balance of the convertible note, including accrued but unpaid interest, was approximately $5.9 million.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit No.	Description.

	4.1	Form of Convertible Promissory Note.

	4.2	Form of Warrant to Purchase Common Stock.

	4.3	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.11 of the Registrant’s Annual Report on Form 10-K filed with the SEC on July 27, 2018).

	10.1	Form of Subscription Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

January 3, 2019	By:	/s/ Michael D. Mulholland
	Name:	Michael D. Mulholland
	Title:	Chief Financial Officer